Exhibit 99.1

NASDAQ
The Nasdaq Stock Market
8600 Blackwell Road
Rockville, MD 20850

By Electronic Delivery to: dave@socketcom.com

December 11, 2006

Mr. David W. Dunlap
Chief Financial Officer
Socket Communications, Inc.
37400 Central Court
Newark, CA 94560

Re: Socket Communications, Inc. (the "Company")
Nasdaq Symbol: SCKT

Dear Mr. Dunlap:

For the last 30 consecutive business days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5) (the "Rule"). Therefore, in accordance with Marketplace Rule 4450(e)(2), the Company will be provided 180 calendar days, or until June 11, 2007, to regain compliance.1 If, at anytime before June 11, 2007, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it has achieved compliance with the Rule.2

If the Company does not regain compliance with the Rule by June 11, 2007, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to delist its securities to a Listing Qualifications Panel (the "Panel").3

_________________________________________________________

1 The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during this period.
2 Marketplace Rule 4450(e)(2) states in part that, "Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq shall consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market maker montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down)."
3 Please note that if the Company appeals it will be asked to provide a plan to regain compliance to the Panel, and that historically Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency.

Mr. David W. Dunlap
December 11, 2006

Alternatively, the Company also may want to consider applying to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c).4 If its application is approved, the Company will be afforded the remainder of this market's second 180 calendar day compliance period in order to regain compliance while on The Nasdaq Capital Market.

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.5 The Company must provide a copy of this announcement to Nasdaq's MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the "Hearings Department") at least 10 minutes prior to its public dissemination.6 For your convenience, we have enclosed a list of news services.7

In the event the Company does not make the required public announcement, trading in its securities will be halted.

Please be advised that Marketplace Rule 4803(a) does not relieve the Company of its disclosure obligation under the federal securities laws. In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of a delisting notification within four business days.8 Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.

In addition, an indicator will be broadcast over Nasdaq's market data dissemination network noting the Company's non-compliance. The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

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4 Other than the minimum bid price requirement of Marketplace Rule 4310(c)(4). The Company may also submit an application to transfer to The Nasdaq Capital Market prior to the expiration of this first 180 calendar day compliance period.
5 Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS' EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) .
6 This notice should be provided to the attention of Nasdaq's MarketWatch Department (telephone: 301/978-8500; facsimile: 301/978-8510), and to Nasdaq's Listing Qualifications Department (facsimile: 301/978-4028) and the Hearings Department (telephone: 301/978-8071; facsimile: 301/978-8080), 9600 Blackwell Road, Fifth Floor, Rockville, Maryland 20850.
7 The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.
8 See, SEC Release No. 34-49424.

Mr. David W. Dunlap
December 11, 2006

If you have any questions, please do not hesitate to contact me at (301) 978-8027.

Sincerely,

/s/ Tom Choe
Tom Choe
Senior Analyst
Nasdaq Listing Qualifications

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